EXHIBIT 99.1

FOR IMMEDIATE RELEASE on June 19, 2006

TREND MOURNS LOSS OF MICHAEL SHARRATT,
DIRECTOR AND FORMER CHAIRMAN

Denver, CO-Trend Mining Company (OTC-TRDM.OB) regrets to inform the international mining community of the loss of J. Michael Sharratt, Director, who passed away suddenly on June 14, 2006.

Michael Sharratt became a member of the Board of Directors of Trend Mining at the invitation of Thomas Kaplan, a major shareholder of Trend, and began serving as the Company’s Chairman in August of 2000. He continued in that role until May, 2004, when he stepped down but continued as a Director and as a member of several committees of the Board.

Mr. Sharratt was one of the most distinguished platinum-group exploration geologists in North America, with direct, hands-on experience involving North America’s most important platinum group metals project at Stillwater, Montana. Mr. Sharratt had a long career with Manville Corp. — the co-developer of the Stillwater platinum/palladium mining complex — beginning as an exploration geologist and ultimately having responsibility for all of Manville’s mineral exploration projects worldwide and oversight responsibility for ore development at nine operating mines in six countries.

Mr. Sharratt was a principal figure in the exploration and development of the Stillwater project, initially a joint venture with Chevron Resources and then later incorporated as Stillwater Mining Company (NYSE: SWC). He served from 1992-1994 as President and from 1994-1997 as Vice Chairman of the company. Mr. Sharratt was also a member of the International Precious Metals Institute, serving both as a Director and as President (the latter, in 1998/1999), as well as the Canadian Institute of Mining and Metallurgy and the Society of Mining Engineers.

Ishiung Wu, current Chairman of Trend and an exploration manager with Chevron Minerals during the 1980s, said of Mr. Sharratt, “At Stillwater, Mike was instrumental in the initial stage of the JM Reef discovery (JM stands for Johns Manville — the most significant platinum-palladium ore layer in the district), and he oversaw the initial mine development at the West Fork Adit and the Three Counties Environmental Impact Study for Stillwater. The latter study established the foundation for the eventual joint venture and mine development. Mike commanded the respect and trust of all JV partners, which were key factors in the success of the venture.
His passing is a major loss for those who knew him.”

Thomas Loucks, Trend’s President, added, “In part because of Mike’s long association with the Stillwater district, it’s ironic that Trend today controls the Mouat nickel-copper deposit, which we hope will be an important element in the next phase of development of the Stillwater district. Mike was pleased to see Trend’s entrée into his old stomping ground, but, as we move forward, we will miss his advice and counsel and also sharing the excitement of the program with him.”

For further information, contact:	Thomas Loucks, President & CEO Trend Mining Company 303-798-7363